Exhibit 4.10

Execution Version

Loan Agreement

Between

He Xiaopeng, Xia Heng

And

Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd.

September 10, 2021

Loan Agreement

This loan agreement (“Agreement”) is made by the following parties on September 10, 2021 (“Execution Date”):

1.	He Xiaopeng (ID No.: 440203197711032118) and Xia Heng (ID No.: 431224198311070057) (“Borrowers”);

Contact address: Room 102, No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou

2.	Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd.(“Lender”).

Registered address: Room 101, No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou (voluntary declaration)

Legal representative: Xia Heng

Each of the above parties is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.

The Parties entered into the Loan Agreement (hereinafter referred to as the “Original Loan Agreement”) on May 28, 2018, and the Supplementary Agreement on Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. on April 20, 2021 to make appropriate amendments to the relevant clauses of the Original Loan Agreement.

2.

On September 10, 2021, the Lender and the Borrower entered into the Equity Transfer Contract on Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. regarding the transfer of 50% of equity of the Domestic-Funded Company held by the Borrower. Pursuant to the Contract, the Borrower transferred the original paid-in capital of RMB5,000,000 (SAY RMB FIVE MILLION ONLY) (50% of the registered capital of the Domestic-Funded Company) to the Lender at the transfer consideration of RMB5,000,000 (SAY RMB FIVE MILLION ONLY). The Lender agrees to pay the above equity transfer consideration to the Borrower before December 31, 2021, and the Borrower will immediately repay the loan provided by the Lender under the Original Loan Agreement after receiving the above equity transfer consideration. On the execution date of this Agreement, the Borrower’s capital contribution in the registered capital of the Domestic-Funded Company is RMB5,000,000, accounting for 50% of the shares; the Lender’s capital contribution in the registered capital of the Domestic-Funded Company is RMB5,000,000, accounting for 50% of the shares.

3.	The Borrower obtained a loan (as defined below) from the Lender in accordance with the terms and conditions of this Agreement for use in its business activities.

4.	The Lender intends to provide the Loan to the Borrowers according to the terms and conditions of this Agreement.

The Parties agree as follows to specify their rights and obligations under the Loan arrangement:

1.	Definitions

1.1	In this Agreement:

“Domestic Company”	Means Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd., a limited liability company established in China.

“Loan”	Means the loan provided by the Lender to the Borrowers under Article 2.1 hereof in one lump sum or in installments, the principal of which amounts to RMB five million (RMB5,000,000.00).

“Loan Term”	Has the meaning set forth in Article 4.1 hereof.

“Outstanding Amount”	Means the amount under the Loan that has not been repaid by the Borrowers.

“Repayment Notice”	Has the meaning set forth in Article 4.2 hereof.

“China”	Means the People’s Republic of China, for purpose hereof, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.

“Confidential Information”	Has the meaning set forth in Article 6.1 hereof.

“Prohibited Transactions”	Has the meaning set forth in Article 7.1 hereof.

“Prohibited Documents”	Has the meaning set forth in Article 7.1 hereof.

“Party’s Rights”	Has the meaning set forth in Article 10.5 hereof.

1.2	The terms used in this Agreement have the following meanings:

“Articles” means the articles of this Agreement, unless the context requires otherwise;

“Taxes” shall be interpreted to include any taxes, costs, duties or other charges of the same nature (including but not limited to any penalty or interest on any unpaid or delayed taxes); and

“Borrowers” and “Lender” shall be interpreted to include their respective successors and assigns.

1.3

Unless the context requires otherwise, any reference to this Agreement or any other agreement or document shall be interpreted to include any amendment, modification, replacement or supplement to this Agreement and other agreement or document that have already made or may be made from time to time.

2.	Loan

2.1	Subject to the terms and conditions of this Agreement, the Lender agrees to provide the Loan in the principal of RMB five million (RMB5,000,000.00) to the Borrowers.

The Borrowers may only use the Loan for its operation activities approved by the Lender.

Without the prior written consent of the Lender, the Borrowers shall not use part or all of the Loan for any other purpose.

2.2

For avoidance of doubt, the Parties acknowledge that the Lender and/or any third party designated by the Lender has already provided the Loan to the Borrowers in the full amount set forth under Article 2.1.

2.3	The Parties acknowledge that the Borrowers shall perform the repayment obligation and other obligations hereunder to the Lender according to the provisions of this Agreement.

2.4

The Borrowers have entered into the equity interest pledge agreement with the Lender on the Execution Date according to the requirement of the Lender, and created a pledge in favor of the Lender over their whole equity in the Domestic Company as the security for performance of the Borrowers’ obligations hereunder (including but not limited to repaying the Outstanding Amount according to the provisions hereof).

3.	Interest

3.1

The Lender acknowledges that the interest on the Loan will be settled on a calendar year basis (in case of less than one year, settled based on the result of the actual number of days / 365 days), and at the Shanghai Interbank Offered Rate, provided that the Borrowers do not breach this Agreement.

4.	Repayment

4.1

This Agreement is formed when both Parties formally sign it, and, once formed, shall become effective retrospectively from September 10, 2021 (“Effective Date”). The loan term hereunder shall start from the Effective Date, and end on the earliest of the following: (i) twenty (20) years after the Execution Date; (ii) the date when the Lender’s business term expires; or (iii) the date when the Domestic Company’s business term expires (“Loan Term”). When the Loan Term expires, unless the Parties agree through negotiation to renew the Loan, the Borrowers shall repay the whole Outstanding Amount in one lump sum on the date when the Loan Term expires. In such case, subject to applicable laws and regulations, the Lender may accept payment of the Transfer Price of the Option Equity (as defined in the Exclusive Option Agreement) by offsetting the claim owned by the Lender against the Borrowers in respect of the Outstanding Amount, in accordance with the Exclusive Option Agreement entered into between the Lender, the Borrowers, and other relevant parties.

4.2

During the Loan Term, the Lender may decide in its absolute sole discretion to accelerate the Loan at any time, and issue a repayment notice (“Repayment Notice”) to any Borrower ten (10) days in advance, requesting the Borrower to repay the Outstanding Amount in whole or in part according to the provisions of this Agreement.

In the event that the Lender requests the Borrowers to repay the Outstanding Amount according to the above paragraph, subject to the applicable laws and regulations, the Lender may accept payment of the Transfer Price of the designated equity by offsetting the claim owned by the Lender against the Borrowers in respect of the Outstanding Amount, in accordance with the Exclusive Option Agreement entered into between the Lender, the Borrowers, and other relevant parties on the Execution Date. The ratio of the equity to be purchased to the equity held by the Lender on the date when it completes the subscription of the registered capital of the Domestic Company, shall be the ratio of the part of the Outstanding Amount required to be repaid in the Repayment Notice to the total Loan amount borrowed by the Borrowers according to this Agreement.

Notwithstanding the above provisions, the Loan will become due and payable immediately if:

(a)	the Domestic Company is dissolved and goes into liquidation, or the Domestic Company goes into bankruptcy;

(b)	the Borrowers are no longer the shareholders of the Domestic Company;

(c)

part or whole of the equity held by the Borrowers in the Domestic Company is transferred to any individual or entity other than the Lender and/or its designated individual or entity due to any applicable law, or the decision or award of any court or arbitrator (including but not limited to due to repayment of any debt) (“Involuntary Equity Transfer”);

(d)	the Lender decides in its absolute sole discretion that any Involuntary Equity Transfer may occur.

4.3

The Parties agree and acknowledge that the Borrowers shall repay the corresponding Outstanding Amount in cash (or in other form specified in the resolution properly passed by the board of directors of the Lender).

4.4

When the Borrowers repay the Outstanding Amount according to this Article 4, if the Lender elects to purchase the equity in the Domestic Company according to Article 4.1 or Article 4.2, the Parties shall complete the equity transfer simultaneously, and ensure that the Lender or any third party designated by the Lender has accepts transfer of the corresponding equity in the Domestic Company free of any pledge or other forms of encumbrances legally and wholly in accordance with the above provisions at the same time of repayment of the Outstanding Amount. When the transfer of equity in the Domestic Company is carried out according to the above provisions, the Borrowers shall provide all reasonable cooperation and waive any right of first refusal they have.

4.5

The Borrowers will not assume any repayment obligation hereunder when they transfer their whole equity in the Domestic Company to the Lender or any third party designated by the Lender and fully repay the Outstanding Amount according to Article 4 hereof.

5.	Taxes

5.1	The taxes relating to the Loan shall be borne by the Parties respectively according to law.

6.	Confidentiality Obligations

6.1

Each Party shall keep strict confidential the business secrets, proprietary information, client information and other confidential information of the other Party obtained during the execution and performance of this Agreement (“Confidential Information”) regardless of whether this Agreement has been terminated. The receiving Party shall not disclose any Confidential Information to any third party, except upon prior written consent of the disclosing Party or as required by applicable laws and regulations or the rules of the jurisdiction where the affiliate of a Party is listed. The receiving Party shall not use directly or indirectly any Confidential Information except for purpose of performing this Agreement.

6.2	The Parties acknowledge that the following information is not Confidential Information:

(a)	The information obtained by the receiving Party by legal means before the disclosure, which is evidenced by written proof;

(b)	The information that has entered public domain not through the fault of the receiving Party; or

(c)	The information obtained by the receiving Party legally through other channel after receiving the information from the disclosing Party.

6.3

The receiving Party may disclose the Confidential Information to its relevant employees, agents or any engaged professionals, provided that it shall ensure such persons to comply with relevant terms and conditions of this Agreement and shall assume any liability arising from the breach by such persons of relevant terms and conditions of this Agreement.

6.4	Notwithstanding any other provisions hereof, this Article 6 shall survive the suspension or termination of this Agreement.

7.	Undertakings and Warranties

7.1

The Borrowers hereby undertake and warrant that without prior written consent of the Lender, they will not make or authorize others (including but not limited to the directors of the Domestic Company they nominate) to make any resolution, instruction, consent or order, agreeing, authorizing or procuring the Domestic Company to carry out any transactions that will or may have material effect on the assets, rights, obligations or business of the Domestic Company (including its branches and/or subsidiaries) (“Prohibited Transactions”), including but not limited to:

(a)

Borrowing or incurring any debt from any third party (except the debt with a single amount of no more than RMB 100,000, or the debts with an aggregate amount of no more than RMB 100,000 within six (6) consecutive months, incurred during the normal course of business);

(b)	Providing any security in favor of any third party for its own debt, or providing any security for any third party;

(c)	Transferring any business, material asset, or actual or potential business opportunity to any third party;

(d)

Transferring or licensing to any third party any domain name, trademark or other intellectual property to which the Domestic Company holds legal title, or disposing of the material asset of the Domestic Company in other forms;

(e)	Transferring to any third party part or all of their equity in the Domestic Company; or

(f)	Other major transactions;

or enter into any agreement, contract, memorandum or other forms of transaction documents on the Prohibited Transactions (“Prohibited Documents”), nor permit, through action or inaction, the making of any Prohibited Transactions or signing of any Prohibited Documents.

7.2

The Borrowers will procure the directors and officers of the Domestic Company to strictly comply with the provisions hereof when they perform their duties in the capacity of directors or officers of the Domestic Company, and will not take any action or inaction in contradiction with the above undertaking.

7.3

The Borrowers will immediately, without any delay, notify the Lender of any circumstance that the equity held by them in the Domestic Company may be transferred to any third party other than the Lender or the individual or entity designated by the Lender due to any applicable law, the decision or award of any court or arbitrator, or any other reasons, once they know or should have known such circumstance.

8.	Notice

8.1	Any notice, request, demand or other communication required by or made under this Agreement shall be in writing and sent to relevant Parties.

8.2

Where the above notice or other communication is sent by fax or email, it will be deemed delivered when it is sent. Where the above notice or other communication is sent by personal delivery, it will be deemed delivered when it is submitted in person. Where the above notice or other communication is sent by mail, it will be deemed delivered two (2) days after it is posted.

9.	Liabilities for Breach of Contract

9.1

The Borrowers irrevocably undertake that if the Lender suffers or incurs any action, charge, claim, cost, damage, request, expense, liability, loss or proceeding due to their breach of any obligation hereunder, they shall be liable for corresponding damages to the Lender. The Borrowers further acknowledge and agree that their breach of Article 7 hereof shall constitute a material breach of this Agreement.

9.2	Notwithstanding any other provisions hereof, this Article 9 shall survive the suspension or termination of this Agreement.

10.	Miscellaneous

10.1

This Agreement is written in Chinese. This Agreement is made in five (5) counterparts, with one (1) counterpart filed with the government authority for approval/registration, and the remaining counterparts maintained by the Lender.

10.2	The conclusion, validity, interpretation and dispute resolution of this Agreement shall be governed by the PRC Laws.

10.3	Dispute Resolution

(a)

Any dispute arising from or relating to this Agreement shall be resolved first through the friendly negotiation between the Parties. If negotiation fails, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules of the Commission effective at the time of submission. The arbitration will be carried out in Shenzhen. The arbitration award is final and binding upon relevant Parties. Unless the arbitration award decides otherwise, the arbitration cost shall be borne by the losing Party. The losing Party shall further reimburse the winning Party’s attorney fee and other expenses.

(b)	During the period of dispute resolution, the Parties shall continue to perform other provisions of this Agreement except for the disputed matter.

(c)

The Parties hereby specifically acknowledge and undertake that, subject to the laws of China, the arbitrators shall have the right to make an appropriate award according to the actual situation to provide Party B with appropriate legal remedies, including but not limited to restricting Party A’s business operation, restricting and/or disposing of Party A’s equity or assets (including land) (including but not limited to using the same as compensation), prohibiting the transfer or disposal or making other relevant remedies, and liquidating Party A, etc. The Parties shall implement such award.

(d)

The Parties hereby specifically acknowledge and undertake that, subject to the laws of China, as property preservation or enforcement measures, at the request of one Party to the dispute, the court with jurisdiction shall have the right to make a ruling or judgment before the arbitration tribunal is formed or under other appropriate circumstances permitted by law to provide provisional reliefs to the Party, such as making detaining or freezing judgment or ruling on the property of the defaulting party or the equity of the company. Such rights of the Party and the judgment or ruling made by the court thereon shall not affect the validity of the above arbitration clause agreed upon by the Parties.

(e)	After the arbitration award comes into effect, either Party shall have the right to apply to the court with jurisdiction to enforce the arbitration award.

(f)

The Parties agree that the competent court at the place where (1) Hong Kong Special Administrative Region; (2) the place of registration of XPeng Inc.; (3) the place of registration of Party A (i.e. Guangzhou); and (4) the major assets of XPeng Inc. or Party A are located shall be deemed the court with jurisdiction for the purposes of this Article.

10.4

Any rights, powers and remedies granted to either Party under any provision of this Agreement shall not preclude any other rights, powers or remedies granted to the Party under laws or other provisions hereof. No exercise by either Party of its rights, powers or remedies will preclude the exercise by the Party of other rights, powers or remedies.

10.5

No failure or delay to exercise by either Party of its rights, powers or remedies under this Agreement or laws (“Party’s Rights”) will constitute waiver of such rights, and no single or partial waiver of the Party’s Rights will preclude exercise by the Party of such rights in other way or of other rights.

10.6	The headings hereof are inserted for reference only, and shall not be used for or affect the interpretation of any provisions hereof.

10.7

The provisions hereof are severable and independent from other provisions. If any or several provisions hereof are decided invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected.

10.8

If the Stock Exchange of Hong Kong Limited or other regulatory authorities propose any amendments to this Agreement, or if there are any changes related to this Agreement in the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited or related requirements, the Parties shall amend this Agreement accordingly.

10.9

This Agreement shall supersede all oral or written agreements, understandings and communications concluded by the Parties with respect to the subject matter of this Agreement, including the Original Loan Agreement dated May 28, 2018 and the Supplementary Agreement dated April 20, 2021 between the Parties. Any amendment or supplement to this Agreement must be made in writing, and shall become effective after the Parties properly sign it, except that the Lender transfers its rights hereunder according to Article 10.10.

10.10

Without prior written consent of the Lender, the Borrowers shall not transfer their right and/or obligation hereunder to any third party. Upon notice to the other Parties, the Lender has the right to transfer any right hereunder to any third party designated by it.

10.11

This Agreement shall bind and inure to the benefit of the legal assigns and successors of the Parties. The Borrowers warrant to the Lender that they have taken all proper measures and signed all required documents so that when they go into bankruptcy, are liquidated, or suffer other circumstance that may affect their exercise of their equity, their legal assigns, successors, liquidators, administrators, creditors and other persons who may obtain the equity in the Domestic Company or relevant rights shall not affect or prevent performance of this Agreement. For this purpose, the Borrowers shall promptly sign all other documents and take all other actions (including but not limited to notarizing this Agreement) required by the Lender.

[The remainder of this page is intentionally left blank. Signature page follows.]

[Signature page of the Loan Agreement]

He Xiaopeng

Signature: /s/ He Xiaopeng

[Signature page of the Loan Agreement]

Xia Heng

Signature: /s/ Xia Heng

[Signature page of the Loan Agreement]

Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. (seal)

Legal representative: Xia Heng

Signature: /s/ Xia Heng